Exhibit 10.13

END-USER SOFTWARE LICENSE AGREEMENT

This End-User Software License Agreement (the “Agreement”) is made in New Delhi on this 2nd day of June, 2008.

BETWEEN

Duo Software (Pte) Ltd. (the “Licensor”), a corporation organized and existing under the laws of the Singapore with its head office located at:

#41-02B, Suntec City,

Tower Two,

9. Tamasek Boulevard,

Singapore 038989

AND

DEN Digital Entertainment Networks Ltd. (the “Licensee”), a corporation organized and existing under the laws of India, with its registered office located at:

236, Okhla Industrial Estate,

Phase III,

New Delhi 110020.

India.

The expression of the terms “Licensor” and “Licensee” may hereinafter individually and collectively be referred to as “party” and “parties”, respectively.

RECITALS

WHEREAS, the Licensor has developed certain software, and related documentation, and the Licensor desires to grant the licensee the license to use such software and related documentation.

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WHEREAS, the Licensee wishes to use the software and the related documentation under the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein. Licensee and Licensor hereby agree as follows:

1.	DEFINITIONS

The following definitions shall apply to this Agreement:

“Affiliate” means an affiliate of either party (as specifically identified in the body of the Agreement) which controls such party, is controlled by such party, or is in common control with such party.

“CAS” is the short form for Conditional Access System which means a system by which electronic transmission of digital media, especially satellite television or cable signals, is encrypted with conditional base access policy to specific Subscribed Clients.

“Commentary” means all relevant explanations and documentation of the Source Code.

“Documentation” means all operator and user manuals, training materials, guides, listings, specifications, and other materials for use in conjunction with the Software.

“Hardware” means combination of computer equipment, electronics, and the applicable operating system.

“Install” means placing/storing the Software on a computer’s hard disk, CD-ROM or other secondary storage device.

“License” means a perpetual, non-exclusive, multiple server and user license granted by the Licensor to the Licensee to enable the Licensee, or any of the Affiliates of the Licensee, to Install and Use the Software, in any number of Server, for billing of Subscribers of the Licensee for the services rendered by the Licensee, and for using the Documentation.

“Server” means a computer with programs that provides services to other computer programs (and their users) in the same or other computers.

“Software” means the computer programs, database structure, as listed in Schedule A attached to this Agreement and consists of the modules or components set forth in Schedule A attached to this Agreement.

“Source Code” included in the Software refers to the “before” versions of a computer program that is compiled before it is ready to run in a computer. The source code consists of the programming statements that are created by a programmer with a text editor or a visual programming tool and then saved in a file.

“Subscriber” means a customer of the Licensee, and or its affiliate subscribing for each service provided by the Licensee. For the purpose of clarity a subscriber is a single subscriber service account on the Software System. A Subscriber/customer may have one or more subscriber accounts.

“Subscribed Clients” means users or customers of the Licensee who subscribe for services rendered by the Licensee and mostly for a commercial consideration in return.

“Territory” means India.

“UATC” means the user acceptance test certificate (in the format to be provided by the Licensor) that the Licensee shall issue post (i) installation of the Software by the Licensor, (ii) the Licensor successfully conducting all of its own testing procedures on the Software, and (iii) the Licensor conducting the acceptance testing procedure, as specified in Schedule B on the Software using a sample of the data supplied by the Licensee and converted and entered in the Software and successfully completing every element of the user acceptance test procedure.

“Use” means (i) executing or loading the Software into computer RAM or other primary memory, and (ii) copying the Software for archival or emergency restart purposes.

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2.	SOFTWARE LICENSE AND DOCUMENTATION RIGHTS

The Licensor hereby grants the License to the Licensee, subject to the terms and conditions hereinafter set forth. Licensor shall deliver to Licensee two complete copies of the Documentation. Licensee shall have the right, as part of the License granted herein, to make as many additional copies of the Documentation for its own use as it may determine by obtaining written consent from the Licensor.

3.	LICENSE FEE

As consideration for the grant of the License by the Licensor to the Licensee, the Licensee shall pay to the Licensor such sum of money, as one time implementation fee (“Implementation Fee”), and such annual license fee (“License Fee”) as is specified in Payment Schedule set forth in Schedule C attached to this Agreement.

4.	LICENSEE’S RIGHTS AND OBLIGATIONS

(a)	The Licensee may act in accordance with either of the following options:

	(i)	Apart from retaining the original electronic media containing the Software, the Licensee shall be permitted to make additional copies (not exceeding three copies) of the Software solely for backup, archival, or operational purposes; or

	(ii)	Transfer the Software to a single hard disk, provided the Licensee keeps the original electronic media containing the Software solely for backup, archival or operational purposes.

(b)	The Software is protected by Singapore copyright laws and international treaties. Licensee must take reasonable effort to protect the Software from theft or piracy originating from the Licensee. Licensee may not:

	(i)	Copy the Software except to make archival or backup copies as provided above.

	(ii)	Modify the Software unless the Licensee has obtained a written consent from the Licensor in such regard, which consent shall not be unreasonably be withheld by the Licensor.

	(iii)	Reverse engineer, disassemble, decompile or make any attempt to discover the source code of the Software, database design and database structures, or make any modifications or enhancements without Licensor’s express written consent, which shall not be unreasonably withheld.

	(iv)	Place the Software onto a server so that it is accessible via a public network such as the internet.

	(v)	Sublicense, rent, lease or lend any portion of the Software.

5.	LIMITED WARRANTY

(a)	The Licensor warrants that during the Term (as defined in Clause 8(a) below) of this Agreement, and such extended Term as per Clause 8(a) of the Agreement, and after delivery of the Software to the Licensee, the physical media on which the Software is distributed and the Software will be free from defects in materials and workmanship when used in accordance with the Documentation and/or the proposals and specifications identified in Schedule A attached to this Agreement.

(b)	No employee, agent, or distributor of the Licensor is authorized to modify this warranty, nor the authority to make any additional warranties.

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6.	LIMITED REMEDY

(a)	In the event of breach of 5 (a) Licensor’s entire liability and Licensee’s exclusive remedy shall be the replacement of defected Software within 2 (two) days either by sending a new copy of the Software via digital communication, such as through the internet, or by any CD-ROM(s) or other media.

(b)	THE LICENSOR’S TOTAL LIABILITY UNDER THIS AGREEMENT FOR DAMAGES (OTHER THAN THE LICENSEE’S EXCLUSIVE REMEDY STATED IN CLAUSE 6(a) ABOVE) SHALL NOT EXCEED THE SUM OF IMPLIMENATION FEE AND THE PORTION OF THE LICENCE FEE REQUIRED TO BE PAID BY THE LICENSEE TO THE LICENSOR FOR THE CALENDAR YEAR IN WHICH THE AGREEMENT GETS TERMINATED.

7.	REPRESENTATIONS AND WARRANTIES

Licensor hereby represents and warrants to the Licensee that:

(a)	Licensor is the owner of all right, title and interest, including copyright in the Software and the Documentation for which License is granted to the Licensee by the Licensor and the Licensor has the authority to enter into this Agreement.

(b)	Licensor has not granted any such rights or licenses in the Software to the Licensee under this Agreement that would conflict with the Licensor’s obligations under any other Agreement.

(c)	Licensor will not enter into any agreement with any third party which would affect the Licensee’s rights under this Agreement, or bind the Licensee to any third party, without the Licensee’s prior written consent.

(d)	Licensee’s Use of the Software as authorized by this Agreement will not infringe any existing copyright, trade secret, patent or trademark rights of any third party.

8.	TERM AND TERMINATION

(a)	This Agreement becomes effective from June 2, 2008 (“Effective Date”) and shall remain in force until expiry of 4 years from the date of date of issuance of UATC (“Term”), unless terminated earlier by the parties in accordance with the provisions contained in Clause 8 of this Agreement. The parties may extended the Term of the Agreement and mutually determine the annual License Fee for such extended Term. Upon such extension of the Term of the Agreement, all other provision of the Agreement remaining the same, the parties shall amend Schedule C of this Agreement to reflect the understanding reached upon the parties regarding the annual License Fee for such extended Term.

(b)	During the Term or such extended Term (if applicable):

	(i)	The Licensee shall have the right to terminate this Agreement with 3 (three) months’ prior written notice if the Licensor fails to perform any obligation under this Agreement, and when such failure is not rectified by the Licensor within such 3 (three) months’ notice period. However, pursuant to such termination of the Agreement, the Licensee shall be allowed to use the Software, free of cost for 3 (three) month period from the date of termination. Within such 3 months’ period, the Licensee shall identify a third party vendor, and the Licensor shall transfer the Licensee’s data to an accessible open database format provided by the Licensor for which the Licensee shall have access to for the purpose of migration to any other third party system or for future historical transaction references. All costs relating to such migration/transfer of Licensee’s data shall be borne by the Licensor.

	(ii)	The Licensor shall have the right to immediately terminate this Agreement if the Licensee becomes bankrupt or insolvent.

	(iii)	The Licensee may terminate this Agreement at any time by giving 3 (three) months’ notice to the Licensor without assigning any reasons. The Licensor on the request of the Licensee shall transfer the Licensee’s data to an accessible open database format provided by the Licensor for which the Licensee shall have access to for the purpose of migration to any other third party system or for future historical transaction references. All costs relating to such transfer of Licensee’s data shall be borne by the Licensor.

	(iv)	The Licensee may terminate this Agreement in accordance with the provision contained in Clause 15 (a) of this Agreement.

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9.	EFFECTS OF TERMINATION

(a)

Upon termination of this Agreement, except upon termination as per Clause 8(b) (iv) of the Agreement, the Licensee shall return to the Licensor or destroy the original and all copies of the Software and Documentation provided by the Licensor including partial copies and modifications, except for retaining not more that 3 (three) copies of the Software (in terms of Clause 4(a) above) and the Documentation. Licensor shall have reasonable opportunity to conduct an inspection of the Licensee’s place of business to assure compliance with this provision. However, any such inspection shall be after the Licensor providing the Licensee with a minimum of 14 (fourteen) days’ prior written intimation.

(b)	Upon termination of this Agreement, the Licensor shall refund to the Licensee such portion of any advance payment made by the Licensee towards License Fee as may be calculated on pro rata basis.

10.	TITLE TO SOFTWARE

Licensor retains title to and ownership of the Software and all Documentation including all enhancements, modifications and updates of the Software and Documentation.

11.	MODIFICATION AND ENHANCEMENTS

During the Term of the Agreement or any extended Term, if any, the Licensor shall provide to the Licensee downloadable versions of any new, corrected or enhanced version of the Software and/or any update/patches required to be provided by the Licensor to the Licensee and related documentation as created by the Licensor at no additional cost to the Licensee. Such enhancement shall include all modifications to the Software which increase the speed, efficiency or ease of Use of the Software, or additional capabilities or functionality to the Software. Additionally, the warranty provided by the Licensor to the Licensee with regard to the current version of the Software and the Documentation shall be applicable to the enhanced version of the Software and the related documentation that may be made available by the Licensor to the Licensee.

12.	SOURCE CODE

The Software shall not include its Source Code and the Commentary. Licensor is not at any time required to deliver to Licensee, any copies of the complete or partial Source Code contained on machine-readable media and a complete listing of the Source Code and Commentary.

13.	OPERATING ENVIRONMENT

The Software, and each module or component and function thereof, shall be capable of operating fully and correctly on the Hardware and the programming language specified in Schedule D, annexed hereto.

14.	DELIVERY

(a)	Within 30 days of the execution of this Agreement by the parties, the Licensor shall deliver the Software in digital format and Documentation in digital format/hard copy to the Licensee at the Licensee’s designated premises via courier (by an internationally recognized courier service provider) or make available to the Licensee the procedure to download the Software and the Documentation form the internet and/or Virtual Private Network.

(b)	With regard to any update/upgrades/patches required to be provided by the Licensor to the Licensee, the mode of delivery shall be the same as stated in clause 14(a) of this Agreement.

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15.	SOFTWARE INSTALLATION AND ACCEPTANCE

(a)	Promptly after delivery of the Software, the Licensor shall Install the Software on the Hardware provided by the Licensee and/or the Licensor (as identified in Schedule D attached to this Agreement). The Licensor shall successfully conduct all of its own testing procedures on the Software. Thereafter, upon reasonable advance notice to the Licensee, and in the presence of representatives of the Licensee, the Licensor shall conduct the acceptance testing procedure specified in Schedule B, annexed hereto, using a sample of data supplied by the Licensee and converted and entered on the Software by the Licensor at its sole cost. Upon successful completion of every element of the user acceptance test procedure set forth in Schedule B. the Licensee shall issue to the Licensor the UATC. In the event the Software fails to pass any of the Licensor’s acceptance testing procedures or the acceptance test set forth in Schedule B, then Licensor shall have 60 (sixty) days to correct such defect and cause the Software to successfully pass all such acceptance tests, failing which the Licensee may elect to terminate this Agreement and Licensor shall immediately refund all sums that may have been paid in advance to the Licensor by the Licensee hereunder.

(b)	Upon written notification by the Licensor of the successful implementation of the modules, the Licensee shall initiate the procedure for granting UATC. Should the granting of UATC by the Licensee gets delayed further than 45 days due to reasons not attributable to the Licensor, the UATC shall be deemed granted by the Licensee. Initiation of procedure for granting of UATC for certain modules like ‘Pay per view, VOD, etc., shall be commenced by the Licensee once the Licensor finalizes and successfully implements such module upon receipt of prior written notification from the Licensee.

16.	NEW LOCATION

Licensee may, at any time, without prior notice to or consent of the Licensor, transfer the Software to any location other than the site of initial Installation for Use on any other central processing unit which is owned or controlled by the Licensee or by any of the Affiliate of the Licensee. The Licensee shall thereafter promptly give the Licensor notice of such new location.

17.	MULTIPLE USE AND MULTIPLE SERVER OPTION

Licensee shall request the Licensor to issue Software to be installed on a number of Servers or workstations owned and operated by the Licensee, or the user application for workstation of the Affiliate of the Licensee, by executing a written request in such regard to the Licensor. Upon receipt of such written request from the Licensee, the Licensor shall promptly make necessary arrangements for the delivery of the Software at no additional cost to the Licensee.

18.	TRAINING

(a)	The Implementation Fee includes all costs for the training of the Licensee’s employees on the use and operation of the Software on the Hardware. Pursuant to a mutually agreed upon schedule, Licensor shall provide sufficient experienced and qualified personnel to conduct up to 14 (fourteen) full eight (8) hour days’ of such training to groups of up to 4 Licensee’s employees or other personnel of Licensee at a location or locations designated by Licensee within the Territory.

(b)	All cost of travel and accommodation shall be paid by the Licensee.

19.	SOFTWARE MAINTENANCE

A.	During the Term of this Agreement or any extended Term, if any, the Licensor shall promptly notify the Licensee of any defects or malfunctions in the Software. Licensor shall promptly correct any defects or malfunctions discovered in the Software during the Term of this Agreement or any extended Term, if any, and provide the Licensee with corrected copies of same, without additional charges to the Licensee. Licensor’s obligation hereunder shall not affect any other liability which it may have towards the Licensee.

B.	In the event the Licensee complains to the Licensor of any defects or malfunctions in the Software, the remedial provision set forth in Clause 21(A) above shall be applicable.

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20.	ADDITIONAL SUPPORT

(a)	In connection with the Licensee’s Use and operation of the Software or any problems therewith, during the Term of this Agreement or any extended Term, if any. the Licensor shall provide to the Licensee, without additional charges, (i) 24x7 telephonic and remote support and (ii) an onsite engineer for an initial period of 6 (six) months from the date of implementation of the Software under this Agreement. The Licensor shall use best efforts (at least at par with generally acceptable standards in the Licensor’s field of work) to resolve the issues reported by the Licensee (via email/fax) within such timeframe, as is set forth in the tabular chart below, as may be applicable depending on the criticality, as is set forth in the tabular chart below, of the reported issue:

Level of Criticality	Resolution Timeframe
Critical - Severe Operational Impact, Total failure of the Software.	Within (48) hours of the issue being reported by the Licensee.

High - Intermittent Product Failure, Loss of Some Functionality, No Workaround Available Moderate Degradation in Performance or Functionality.	Within (4) days excluding Saturdays and Sundays of the issue being reported by the Licensee.

Medium - Minor Operational Impact, Workaround Available, Product Feature not working to Specifications.	Within (21) days of the issue being reported by the Licensee.

(b)	Should there be any cost required to be incurred by the Licensor (post written approval in such regard by the Licensee) in resolving the issue reported by the Licensee other than by way of remote support, such cost shall be reimbursed by the Licensee in such manner as is set forth in Clause (e) of Schedule C attached to this Agreement.

(c)	Should there be a higher level of service required the Licensee shall have the option of signing a Service Level Agreement (SLA).

21.	LICENSEE’S MODIFICATIONS

Licensee shall not at its own discretion, independently modify the Software, without the written consent of the Licensor. Licensee shall request for modification by sending document listing the modifications along with detailed process flow and test cases. On the receipt of the modification documentation the Licensor shall carefully evaluate the document and dispatch a Software Requirement Specification (SRS) to the Licensee along with the cost for such modification.

22.	CONFIDENTIALITY

Each party agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information of the other party which it learns during the course of its performance of this Agreement, without the prior written consent of such other party. This obligation shall survive the cancellation or other termination of this Agreement.

The Software contains trade secrets and proprietary know-how that belong to the Licensor and it is being made available by the Licensor to the Licensee in strict confidence.

ANY USE OR DISCLOSURE OF THE SOFTWARE, OR OF ITS ALGORITHMS, PROTOCALS INTERFACES, OTHER THAN IN STRICT ACCORDANCE WITH THIS AGREEMENT, MAY BE ACTIONABLE AS A VIOLATION OF THE LICENSOR’S TRADE SECRET RIGHTS.

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23.	PUBLICITY

Licensor shall not refer to the existence of this Agreement in any press release, advertising or materials distributed to prospective customers, without the prior written consent of Licensee.

24.	LICENSOR S PROPRIETARY NOTICES

Licensee agrees that any copies of the Software which it makes pursuant to this Agreement shall bear all copyright, trademark and other proprietary notices included therein by Licensor and, except as expressly authorized herein, Licensee shall not distribute same to any third party without Licensor’s prior written consent. Notwithstanding the preceding sentence, Licensee may add its own copyright or other proprietary notice to any copy of the Software which contains modifications to which Licensee has ownership rights pursuant to this Agreement.

25.	ASSIGNMENT/OWNERSHIP

Licensee may assign this Agreement to any subsidiary or Affiliate, or as part of the sale of that part of its business which includes the Hardware or any substantial portion of its data processing facilities, or pursuant to any merger, consolidation or other reorganization, without Licensor’s consent, upon notice to Licensor. Licensor shall not assign this Agreement without Licensee’s prior written consent, which shall not be unreasonably withheld. An assignee of either party, if authorized hereunder, shall have all of the rights and obligations of the assigning party set forth in this Agreement. In the event that there is a change in ownership of the Licensor, the obligations, representations, and warranties under this Agreement shall remain in effect and in full force.

26.	INDEMNITY

Licensor agrees to indemnify and hold harmless Licensee and its subsidiaries or Affiliates, and their directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any claim on account of the Licensee’s Use or possession of the Software, or due to the License granted hereunder, or due to infringement or violation of the copyright, trade secret or other proprietary right of any third party by the Licensee’s Use of the Software. Licensor shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that Licensee gives Licensor prompt notice of any such claim of which it learns. No settlement which prevents Licensee from continuing to Use the Software System as provided herein shall be made without Licensee’s prior written consent. In all events, Licensee shall have the right to participate in the defense of any such suit or proceeding through counsel of its own choosing.

27.	ARBITRATION

The parties agree to submit any dispute under this Agreement to binding arbitration in India to be conducted by a single arbitrator to be appointed by the parties as per the provisions of the Indian Arbitration and Conciliation Act of 1996, or any amendments thereto. Arbitration proceedings shall be conducted in English language as per the provisions of the Indian Arbitration and Conciliation Act of 1996, or any amendments thereto. The venue for such arbitration proceedings shall be New Delhi.

28.	NOTICE

All notices required or permitted to be given by one party to the other under this Agreement shall be sufficient if sent by courier, email and/or fax to the parties at their respective addresses, email ids and/or fax numbers set forth below or to such other address, email id and/or fax number as the party to receive the notice has designated by notice to the other party.

Licensor	Licensee
Manager Legal,	Chief Executive Officer,
Duo Software (Pvt) Ltd.	DEN Digital Entertainment Networks Ltd.
403 Galle Road,	236, Okhla Industrial Estate,
Colombo 3,	Phase III, New Delhi 110020.
Sri Lanka.	India.
E-mail: legal@duosoftware.com	E-mail: anuj@denonline.in
Fax: +94 11 2375133	Fax: +9111 26922996

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29.	GOVERNING LAW & JURISDICTION

This Agreement shall be governed by and construed under the laws of India.

30.	CONSENT TO JURISDICTION, VENUE AND SERVICE

Licensor consents and agrees that all legal proceedings relating to the subject matter of this Agreement shall be maintained in courts sitting in Delhi, to the exclusion of all other courts, and the Licensor consents and agrees that jurisdiction and venue for such proceedings shall lie exclusively with such courts.

31.	SEVERABILITY

If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.

32.	NO WAIVER

The failure by any party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder.

33.	COMPLETE AGREEMENT

This Agreement sets forth the entire understanding of the parties as to its subject matter and may not be modified except in a writing executed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth first above, with full knowledge of its content and significance and intending to be legally bound by the terms hereof.

Licensor		Licensee

Signature:	/s/ Muhunthan Canagey	Signature:	/s/ Rajesh Kaushall
Name:	Muhunthan Canagey	Name:	Rajesh Kaushall
Title:	Chief Executive Officer	Title:	Chief Financial Officer

Witness		Witness

Signature:		Signature:
Name:		Name:
Address:		Address:

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Schedule A

SOFTWARE

DuoSubscriber Ver 4.9 is a software application developed by the Licensor for managing subscribers for the pay television industry. The DuoSubscriber Ver 4.9 modules are modules related to this agreement.

Licensor is offering the following modules for the Licensee:

1.	Subscriber Management

2.	Product & Service Management

3.	Promotional Planning

4.	Prospect Campaign Management

5.	Subscriber Billing - Subscription & Content including VoD & Games

6.	Pre-paid and post-Paid

7.	Delivery Planning & Installation

8.	Inventory Management

9.	Dealer Management

10.	Web Module

11.	Reports

12.	Contact Centre Management

13.	Knowledge Base

14.	CAS Integration - for Subscription & Content including VoD. Games for which API’s are provider by CAS provider.

15.	Payment Module - Hand held device integration for which API’s are provided by the device manufacturer and necessary integration support shall be provided by the Licensor.

16.	Data Billing - The required Application Programming Interfaces along with necessary integration support for the inventory module and Customer Relationship Management module shall be provided by the Licensor.

Additionally, with regard to the aforementioned modules, the Licensee shall also develop additional features and enhancements (for each of the modules) in consultation with the Licensee and post the Licensee signing off a consolidated software specification document prepared by the Licensor.

DuoContact Ver 3.2 is a software application developed by the licensor for the purpose of operating a contact center for the pay TV market.

Modules Included:

IP Supervisor Console

IP Agent Console

CRM+ for DuoSubscribe

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Schedule B

UATC

Acceptance test procedure shall include any and all such tests that the Licensee requires to be conducted on the Software for the Licensee to be satisfied regarding the successful performance of the Software.

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Schedule C

PAYMENT SCHEDULE

(a)	Implementation Fee payable for the Software and Documentation is Rs. 4,000,000 (inclusive of all applicable taxes), to be paid in 4 instalments. The final instalment shall be paid after the completion of UATC.

(b)	License Fee

Year 1	Rs. 7,500,000/- (inclusive of all applicable taxes)
Year 2	Rs. 15,000,000/- (inclusive of all applicable taxes)
Year 3	Rs. 17,500,000/- (inclusive of all applicable taxes)
Year 4 (up to 3.5 Million Subscribers)	Rs. 20,000,000/- (inclusive of all applicable taxes)

If the numbers of Subscribers in the 4th year exceeds 3.5 Million, the Licensee shall pay an additional License Fee of Rs. 15/- per subscriber over and above 3.5 Million Subscribers.

(c)	The License Fee for each year shall be paid on a quarterly basis, in advance. Notwithstanding anything contained in this Agreement, the commencement date of the license fees shall be May 1, 2009. For the avoidance of any ambiguity, the parties clearly understand and acknowledge that the term ‘Year 1’ set forth in Clause b of Schedule C of this Agreement shall mean the period commencing from May 1, 2009 and shall expire 12 (twelve) months from such date. For the purpose of calculation of the periods referred to as ‘Year 2’, ‘Year 3’ and ‘Year 4’ set forth in Clause b of Schedule C of this Agreement, such periods shall be every respective 12 months’ period after the expiry of the period referred to as ‘Year 1’ in Clause b of Schedule C of this Agreement.

(d)	The License Fee is independent to the Implementation Fee.

(e)	Any payment required to be made by the Licensee to the Licensor under this Agreement shall be post the Licensor raising an invoice on the Licensee. All/any undisputed invoice shall be paid-off by the Licensee, by way of telegraphic transfer, within 45 (forty five) days of receipt of such invoice after deducting applicable withholding taxes. The Licensee shall provide the Licensor with applicable withholding tax certification at the end of each quarter.

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Schedule D

HARDWARE, PROGRAMMING LANGUAGE AND OPERATING SYSTEM

Hardware to be provided by Licensor

Duo Contact server to handle 4 El Channels, with one year warranty.

Minimum Hardware configuration to be provided by Licensee

Intel Quad Core 2 Ghz or above

16GB RAM

SATA 173 GB mirrored or Raid 5 or SAS 120 GB above Drives Raid 5

Windows Server 2003 Enterprise Edition

Microsoft SQL 2005 Enterprise Edition

Minimum Standalone PC’s for Client to be provided by Licensee

Intel Centrino Duo or above

256MB

10GB minimum Hard Drive capacity for Client Application

Network Connection to above Servers

Windows XP

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